Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Articles of Conversion
(PURSUANT TO NRS 92A.205)

ABOVE SPACE IS FOR OFFICE USE ONLY
Articles of Conversion
(Pursuant to NRS 92A.205)
     1. Name and jurisdiction of organization of constituent entity and resulting entity:

GlobePan Resources, Inc.

Name of constituent entity

Nevada	Corporation

Jurisdiction	Entity type *

and,

GlobePan Resources, Inc.

Name of resulting entity

Delaware	Corporation

Jurisdiction	Entity type *
 2. A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.
     3. Location of plan of conversion: (check one)
 ☐ The entire plan of conversion is attached to these articles.
 ☑ The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity.
 ☐ The complete executed plan of conversion for the resulting domestic limited partnership is on file at the records office required by NRS 88.330.
* corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.

This form must be accompanied by appropriate fees.

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Articles of Conversion
(PURSUANT TO NRS 92A.205)

ABOVE SPACE IS FOR OFFICE USE ONLY
 4. Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion):
          Attn: Globe Pan Resources, Inc.
          c/o: James E. Bedar, Esq.
                    Brown Rudnick Berlack Israels LLP
                     One Financial Center
                     Boston, MA 02111
 5. Effective date of conversion (optional) (not to exceed 90 days after the articles are filed pursuant to
NRS 92A.240) * :
 6. Signatures — must be signed by each foreign and domestic constituent entity as follows: An officer of each corporation whether or not for profit; all general partners of each limited partnership or limited-liability limited partnership; a manager of each a limited-liability company with managers or by one member if without managers; a trustee of a business trust; a managing partner of a limited-liability partnership; by one partner of a general partnership.
      GlobePan Resources, Inc.
Name of constituent entity:

/s/ Russell Field Signature	President Title	1/24/2007 Date
* Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. This statement must be included within the resulting entity’s articles.
Filing Fee $350.00

This form must be accompanied by appropriate fees.